                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BANK PLUS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             BANK PLUS CORPORATION

                            4565 Colorado Boulevard
                         Los Angeles, California  90039



                                                                  April 2, 1999

Dear Stockholder:

  You are cordially invited to attend the 1999 annual meeting of stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company"). The Annual Meeting will be held on Wednesday, April 28, 1999, at 11:00 a.m. at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039. At the Annual Meeting, you will be asked to (i) elect two persons to the board of Directors of the Company; and (ii) transact such other business as may properly come before the Annual Meeting. Following the meeting, management will be pleased to answer your questions about the Company.

  Your Board of Directors has approved the nominees for election as set forth in the accompanying Proxy Statement as being in the best interests of the Company and recommends that you vote FOR the persons it has nominated for election to the Board of Directors.

  I hope you will be able to attend this meeting in person. Whether or not you expect to attend, I urge you to sign, date and return the enclosed proxy card so that your shares will be represented.

  Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

  If you have any questions, please call Neil L. Osborne, the Company's Investor Relations Officer, at (818) 549-3116. I look forward to seeing you on Wednesday, April 28, 1999.


                                  Sincerely,


                                  /s/  Gordon V. Smith
                                  Gordon V. Smith
                                  Chairman of the Board

                             BANK PLUS CORPORATION

                            4565 Colorado Boulevard
                        Los Angeles, California  90039

                         -----------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                         -----------------------------

   The 1999 annual meeting of stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company") will be held at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039 on Wednesday, April 28, 1999, at 11:00 a.m. local time for the following reasons:

     1. To elect two persons to the Board of Directors of the Company; and

     2. To transact such other business as may properly come before the Annual Meeting or any or all adjournments or postponements thereof.

   Only holders of Common Stock, $0.01 par value, of record at the close of business on March 12, 1999 will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be open for examination by any stockholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the corporate headquarters of the Company.

  Each stockholder, even though he or she may now plan to attend the Annual Meeting, is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                  By Order of the Board of Directors,


                                  /s/ PETER W. SHEIL
                                  Peter W. Sheil
                                  Corporate Secretary

April 2, 1999

                             BANK PLUS CORPORATION

                            4565 Colorado Boulevard
                         Los Angeles, California 90039

                                --------------

                                PROXY STATEMENT
                                      For
                         Annual Meeting of Stockholders
                          To Be Held on April 28, 1999

                                --------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

  This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Bank Plus Corporation ("Bank Plus" or the "Company") for use at the 1999 annual meeting of stockholders of Bank Plus (the "Annual Meeting") to be held at the time and place, and for the purposes, set forth in the accompanying Notice of 1999 Annual Meeting of Stockholders. It is anticipated that the Proxy Statement will first be mailed to the holders of the Company's common stock, $0.01 par value (the "Common Stock"), on or about April 2, 1999.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (1) attending the Annual Meeting and voting in person,
(2) executing and delivering a proxy for the Annual Meeting bearing a later date, or (3) delivering written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

  The expense of preparing, assembling, printing and mailing the Notice of 1999 Annual Meeting of Stockholders, this Proxy Statement and the materials used in the solicitation of proxies for the Annual Meeting will be borne by the Company. Following the mailing of this Proxy Statement, solicitation of proxies may be made by mail, or by personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by directors, officers, financial advisors and employees of the Company, none of whom will be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy Statement to stockholders whose Common Stock is entitled to be voted at the Annual Meeting and is held of record by these entities. In addition, the Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. D.F. King may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay D.F. King a fee estimated not to exceed $4,000, plus reimbursement for reasonable out-of-pocket expenses.


                               VOTING SECURITIES

  The Board of Directors has fixed the close of business on March 12, 1999, as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). The Company is authorized to issue 78.5 million shares of Common Stock, which is the only class of the Company's capital stock entitled to vote at the Annual Meeting. On the Record Date, 19,408,449 shares of Common Stock were outstanding and entitled to vote.

  Each share of Common Stock entitles the record holder on the Record Date to one vote on each proposal to be voted on at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions, including those stockholders who attend the Annual Meeting but abstain from voting, and those stockholders who return their proxy cards to the Company indicating abstention from voting, will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Directors will be elected by a majority of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Any stockholder proposals that properly come before the Annual Meeting will require the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting.


                               PROPOSAL NUMBER 1:

                             ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders of Bank Plus will be asked to vote on the election of two directors. The two nominees receiving a majority of the votes of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected directors of the Company. To fill these two board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card.

  Set forth below are the names of the persons nominated by the Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR the election of Messrs. Indiek and Medearis to serve for terms of three years. For a description of each nominee's principal occupation and business experience during the last five years and present directorships, please see the following section entitled "Directors and Executive Officers--Nominees for Director."

  Bank Plus has been advised by each nominee named in this Proxy Statement that he is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS.
                                                ---
INDIEK AND MEDEARIS AS DIRECTORS OF BANK PLUS.


                        DIRECTORS AND EXECUTIVE OFFICERS

Directors

  The following table sets forth the names and certain information with respect to the two persons nominated by the Board of Directors for election as directors of Bank Plus at the Annual Meeting and each other director of Bank Plus who will continue to serve as a director after the Annual Meeting. Except for Mr. Indiek and Mr. Medearis, each nominee and each director listed below served on the board of directors of Fidelity Federal Bank, A Federal Savings Bank ("Fidelity" or the "Bank") prior to becoming a director of Bank Plus. Fidelity is a wholly-owned subsidiary of Bank Plus, and Bank Plus became the holding company for Fidelity and Gateway Investment Services, Inc. ("Gateway") on May 16, 1996 (the "Reorganization").

                                          For Term        Director
                                         -----------   --------------
  Nominees for Director          Age      to Expire        Since             Positions Held with Bank Plus and Fidelity
---------------------          ------    -----------   --------------   -----------------------------------------------------
Victor H. Indiek                   61          2002            --
Robert W. Medearis                 67          2002            --

  Continuing Directors
----------------------------
Norman Barker, Jr.                 76          2001          1994(1)   Director of Bank Plus
Waldo H. Burnside                  70          2000          1994(1)   Director of Bank Plus
Mark K. Mason                      39          2001          1998      Vice Chairman, President, Chief Executive Officer
                                                                       and Director of Bank Plus; Chairman, Chief Executive
                                                                       Officer and Director of Fidelity
Lilly V. Lee                       68          2000          1994(1)   Director of Bank Plus and Fidelity
Gordon V. Smith                    66          2001          1996(1)   Chairman and Director of Bank Plus

--------
(1) For periods prior to the Reorganization, the relevant director served as a director of Fidelity.

  Set forth below is certain information concerning the principal occupation and business experience of each of the persons listed in the table above during the past five years.

Nominees for Director

  Mr. Indiek has had over 30 years experience in the financial services and real estate industries. He is currently the President of Brennan Enterprises, L.L.C., a real estate investment firm located in San Francisco, and has run his own real estate marketing firm, Indiek Reality, in Newport Beach, California since 1995. He served as Executive Vice President of Kennedy-Wilson International from 1989 until 1995. Before then, Mr. Indiek had extensive experience as an executive officer of several financial institutions, including as Executive Vice President and Chief Financial Officer of FCA/American Savings & Loan Association from 1983 until 1988. Mr. Indiek served as one of the original executive officers of Federal Home Loan Mortgage Corporation (Freddie Mac) from 1970 to 1977, and was its President and Chief Executive Officer from 1974 through 1977.

  Mr. Medearis is the President, Chief Executive Officer and co-owner of Chalice Investment, Inc., a company engaged in joint ventures and related entrepreneurial and international management consulting activities in the former Soviet Union, primarily the Republic of Georgia, since 1992. Since 1980, Mr. Medearis has served as a director of eight companies, both private and public, in the engineering, real estate and banking industries. He was a member of the board of directors of Commerce Security Bank in Sacramento from 1991 through 1997 and was the founder of Silicon Valley Bank and served as its Chairman from 1983 until 1989. Mr. Medearis is currently a director of W&H Pacific, an engineering firm headquartered in Bellevue, Washington, and is the Chairman of Design Power, Inc., a Silicon Valley software company.

Continuing Directors

  Mr. Barker served as Chairman of the Board of Fidelity from August 1994 until May 1996, and as Chairman of the Board of Bank Plus from May 1996 until July 1997. He was Chairman of the Board and Chief Executive Officer of First Interstate Bank of California until his retirement in 1986. He served as Chairman of the Board of Pacific American Income Shares, Inc., a bond fund, from 1974 until 1998. Mr. Barker also serves as a director of TCW Convertible Securities, Inc. and ICN Pharmaceuticals, Inc.

  Mr. Burnside served as President of Carter Hawley Hale Stores, Inc. until his retirement in 1991. He was a director of both Bank of America, N.A. and BankAmerica Corp. from 1992 until 1993. Mr. Burnside currently serves as a director of the Automobile Club of Southern California and as a member of the boards of a number of educational, charitable, and municipal service organizations.

  Ms. Lee is the Chairman of the Board of Lilly International, Inc. and a director of Bank Plus, Fidelity and Gateway. Ms. Lee has also served as Chairman of the Board of the Thrift Depositor Protection--Regional Oversight Board and was a member of the boards of directors of CalFed, Inc. and Trust Services of America. She currently serves on the boards of a number of political, educational, charitable and industry organizations.

  Mr. Mason first joined Fidelity in 1994 as Executive Vice President and Chief Financial Officer. He resigned those positions and was elected to the Board of Directors of Fidelity in December 1995. From December 1995 until May 1998, Mr. Mason served as executive vice president and chief financial officer of First Alliance Corporation, a mortgage banking firm located in Irvine, California. Mr. Mason rejoined Fidelity and Bank Plus in May 1998, when he was named Executive Vice President and Chief Financial Officer. He was named interim Chief Executive Officer on September 21, 1998 following Richard M. Greenwood's resignation and, on October 28, 1998, Mr. Mason was named Vice Chairman, President and Chief Executive Officer of Bank Plus and Chairman and Chief Executive Officer of Fidelity, replacing Mr. Greenwood in those positions.

  Mr. Smith joined the Fidelity Board in 1996 and was named Chairman of the Board of Bank Plus in July 1997. He is chairman, founder and principal stockholder of Miller & Smith, Inc., a diversified real estate investment and construction company in the Washington, D.C. area. Mr. Smith also serves as a director of Crown Northcorp, Inc., a real estate management company located in Columbus, Ohio. From 1987 until 1993, he served as Chairman of the Board, Chief Executive Officer and director of Providence Savings and Loan Association in Virginia.


Committees of the Board of Directors

  In 1998 Bank Plus had standing Executive, Audit and Compensation Committees. The principal responsibilities of these committees and the number of meetings of each held in 1998 appear below.

  Executive Committee. Subject to the authority conferred on the Company's other committees, the Executive Committee is empowered to exercise all authority in lieu of the Board which may be exercised by a committee of the Board pursuant to applicable law. In addition, the Executive Committee has assumed nominating and board development functions. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Executive Committee's consideration may do so by giving the candidate's name and qualifications to the Secretary of the Company, 4565 Colorado Boulevard, Los Angeles, California 90039. The Executive Committee held one meeting in 1998. The members of the Executive Committee are Mr. Smith, Chairman, and Messrs. Barker (non-voting emeritus member), Burnside, Mason and George Gibbs, Jr., who is retiring from the Board. Richard M. Greenwood served as a member of the Executive Committee prior to his resignation on September 21, 1998.

  Audit Committee. The Audit Committee is a joint committee with Fidelity's Audit Committee. Its responsibilities are generally to assist the Board and Fidelity's Board in fulfilling their legal and fiduciary responsibilities relating to accounting, audit and financial reporting policies and practices of the Company and its subsidiaries. The Audit Committee also, among other things, recommends to the Board the engagement of the Company's independent accountants; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent accountants; and monitors the adequacy of the Company's operating and internal controls as reported by management, the independent accountants and internal auditors. In 1998, the Audit Committee held six meetings. The Bank Plus members of the joint Audit Committee are George Gibbs, Jr., Chairman, and Messrs. Burnside and Mason.

  Compensation Committee. The Compensation Committee is a joint committee with Fidelity's Compensation Committee. It is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company and its subsidiaries and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. The joint Compensation Committee held eight meetings in 1998. The Bank Plus members of the joint Compensation Committee are Mr. Smith, Acting

Chairman, and Ms. Lee. Mark Sullivan III served as Chairman of the Compensation Committee prior to his resignation in October 1998.

Meetings of the Board of Directors

  In 1998, there were 16 meetings of the Board of Directors of Bank Plus. All directors attended at least 75% of the aggregate of meetings of the Board of Directors and the committees of the Board on which they served, in each case, after the election of such individual to the Board or such committee.


Executive Officers

  Set forth below are the executive officers of the Company and the Bank (other than Mr. Mason--see "Directors" above), together with the positions currently held by those persons.


Name                         Age                     Position Held With Bank Plus and Fidelity
------------------------   -------   -------------------------------------------------------------------------
Godfrey B. Evans........        45   Executive Vice President, Chief Administrative Officer and General
                                     Counsel of Bank Plus and Fidelity
John M. Michel..........        39   Executive Vice President and Chief Financial Officer of Bank Plus and
                                     Fidelity
James E. Stutz..........        55   President, Chief Operating Officer and Director of Fidelity
Richard M. Villa........        34   Senior Vice President, Director of Finance and Treasurer of Bank Plus
                                     and Fidelity

  Mr. Evans joined Fidelity as Senior Vice President and Senior Corporate Counsel in 1987 and has been General Counsel of Fidelity since 1989 and of Bank Plus since its formation. He served as Corporate Secretary of Fidelity from 1990 until 1999 and of Bank Plus from its formation in 1996 until 1999. Mr. Evans became an Executive Vice President of Fidelity in 1994. He was appointed Chief Administrative Officer of Bank Plus and Fidelity in November 1998.

  Mr. Michel was appointed Executive Vice President and Chief Financial Officer of Bank Plus Corporation and Fidelity Federal Bank in November 1998. He has over 17 years of experience in accounting and finance, including serving as Senior Vice President and Director of Planning at Fidelity from June 1998 to November 1998 and from March 1995 to April 1996 and as Vice President Accounting at the Akins Companies, a residential real estate development company, from 1989 until 1995. From April 1996 until June 1998, Mr. Michel served as Vice President of Finance for First Alliance Corporation, a mortgage banking firm.

  Mr. Stutz joined Fidelity in 1994 as Executive Vice President, Retail Banking. Prior to joining Fidelity, Mr. Stutz served since 1985 as Executive Vice President and Chief Operating Officer, Consumer Banking, of HomeFed Bank, where he was responsible for a 215 branch network. Mr. Stutz was also Chairman, President and Chief Executive Officer of Columbus Savings, a wholly owned subsidiary of HomeFed Corporation, where he was responsible for the consolidation of several savings institutions and the subsequent merger of the company into HomeFed Bank. Mr. Stutz was named President of Fidelity in June 1996, its Chief Operating Officer in July 1997 and became a director of Fidelity in October 1997.

  Mr. Villa joined Fidelity in April 1996 as Vice President and Corporate Planning Manager. Before joining Fidelity, Mr. Villa worked as an audit manager in the internal audit department of Union Bank and, from 1993 until 1996, was employed as a manager by the public accounting firm of Deloitte & Touche LLP. Mr. Villa was named Senior Vice President and Controller of Bank Plus and Fidelity in 1997. He was named Director of Finance and Treasurer of Bank Plus and Fidelity in November 1998.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  The report of the Compensation Committee (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts or regulations.

Committee Composition

  The Committee is composed of independent, non-employee members of the Boards of Directors of Bank Plus and its subsidiary, Fidelity Federal Bank. It is advised by members of management and outside experts in the field of compensation program design. The Committee administers, reviews, and recommends for full Board approval each of the elements of the executive compensation program of Bank Plus and the Bank.

Compensation Philosophy

  It is the philosophy of the Committee, Bank Plus and the Bank to provide executives with total compensation opportunities that are competitive with the marketplace while emphasizing stock ownership over annual cash compensation. To ensure competitiveness, the Committee reviews compensation levels of a peer group of primarily California financial institutions within a defined range of asset size, and considered as potential competitors for executive talent.

  Compensation practices (i.e., program design) of this peer group and of a broader national peer group of diversified financial services organizations, including those that operate in the financial services, credit, and insurance lines of business, are also reviewed to assess compensation design "best practices," namely programs that emphasize variable pay over fixed compensation and encourage executive ownership to strengthen the alignment of executives and Bank Plus stockholders.

Annual Cash Compensation

Base Salary

  Each year, the Committee reviews the salary levels of the executive officers for external competitiveness, internal equity, and individual contribution; however, salary increases are generally administered in 18 month or longer cycles, excluding promotional adjustments. Based on input from management, the Committee develops its recommendations for executive salary increases, if any, and presents them to the Board for approval.

  At its April 29, 1998 meeting, the Board approved a 25% promotional increase for Mr. Taylor in connection with his promotion to President of Bank Plus Credit Services Corporation, resulting in a new base salary of $236,000 effective as of June 1, 1998. Mr. Taylor's last salary increase had been in June 1997. Mr. Taylor's employment with the Company terminated as of November 30, 1998. At the same meeting, the Board approved an 8.1% promotional increase for Mr. Austin in connection with his promotion to Executive Vice President, Risk Evaluation Group. Mr. Austin's new base salary of $177,000 was effective as of June 1, 1998. Mr. Austin's employment with the Company terminated as of March 31, 1999.

  With the departure of Richard M. Greenwood in September 1998 and the promotion of Mark K. Mason to Chief Executive Officer effective October 28, 1998, the Company initiated a significant management restructuring, reducing the executive management team from seven to four individuals. Mr. Mason did not receive a salary increase in connection with his promotion to be the Company's Chief Executive Officer. As a result of the management restructuring, Mr. Evans received a 10.2% promotional increase due to his appointment as Chief

Administrative Officer, which includes oversight of Human Resources, Security and Corporate Insurance in addition to his prior responsibilities for the Legal and Compliance functions. Mr. Evans' current annual salary of $230,000 took effect as of November 23, 1998. At the same time, Mr. Michel was promoted to Executive Vice President and Chief Financial Officer, with a promotional increase of 23%, resulting in his current base salary of $185,000.

  Taking into account the reduction in size of the management team and the promotional increases described above, the management restructure yielded an overall 50% reduction in executive management's base salaries. In addition, contractual amendments resulted in significant reductions in the Company's liability with respect to change in control and severance benefits payable to management.

Annual Incentive Plan

  The 1998 annual incentive plan was approved by the Board in April 1998. Target award levels were set at 60% of base salary for the chief executive officer (the "CEO"), 50% of base salary for the President of the Bank and executive vice presidents ("EVPs"), and 30% of base salary for senior vice presidents ("SVPs"), with a maximum award level of two times target for commensurate performance.

  The Compensation Committee established the corporate financial performance measures based on the 1998 business plan, which was approved in January 1998. The 1998 plan had three corporate performance measures for the President of the Bank and EVPs: (1) return on equity (fully taxed at 42%), (2) pre-tax operating income, and (3) operating efficiency ratio. Each financial measure was equally weighted at 33.3% of the target incentive. An additional 10% of target was based on defined individual and/or group goals that directly related to core operations or key initiatives, such as business unit revenue, expense maintenance and other similar factors.

  For SVPs, 40% of their target incentive award was based on pre-established and defined objectives that either generated revenue; or supported, enabled, or protected revenue generation; expense maintenance goals represented another 40% of the target award; and the remaining 20% was based on management development goals.

  For all participants, a minimum performance threshold required the Company to maintain its well-capitalized status at all times as a condition of any incentive awards being paid. Losses incurred in the third quarter of 1998 resulted in the loss of the Bank's well-capitalized status. Accordingly, no awards were payable under the 1998 annual incentive plan.

  The Committee did recognize that certain executives, who had no part in the design or execution of the failed portions of the business plan, performed at extremely high levels in 1998. In addition, retaining high performers under the current operating environment was seen as a key concern of management and the Board. In recognition of these facts, the Committee approved special bonuses for Mr. Stutz and Mr. Evans of $50,000 each and a $30,000 bonus for Mr. Michel (of which $18,750 had been guaranteed when he joined the Company in June 1998). The Committee also approved payment of Mr. Mason's guaranteed bonus of $134,808, in accordance with the terms of his agreement with the Company at the time he was named Chief Financial Officer in May 1998.

  The 1999 annual incentive plan provides for target incentive award opportunities of 50% for the President of the Bank and EVPs and 20% for SVPs. There are three corporate performance goals: (1) the Bank's regulatory "CAMELS" rating, (2) achieving well-capitalized status, and (3) pre-tax income, with levels of achievement tied to the 1999 business plan. Awards for the President of the Bank and EVPs are weighted 75% on the corporate performance measures and 25% on defined individual and/or group goals that directly relate to core operations or key initiatives and represent "stretch" performance; for SVPs, the weightings are 50%/50%. The Committee also voted to continue to permit the voluntary election of EVPs to receive all or a portion of their earned awards in the form of restricted stock, based on an exchange rate of $2.00 of restricted stock for each $1.00 of cash incentive payment foregone.

Stock Option Plan/Executive Ownership

  In its continuing efforts to emphasize the stock component of the executive compensation program for purposes of stockholder alignment and retention, and to encourage executive ownership, the Committee reviewed competitive option grant practices of the compensation peer group to determine appropriate option grant recommendations for 1998.

  Based on the competitive findings and the fact that executives had not received option grants since December 1995, the Board approved option grants in April 1998 as follows: 32,250 option shares each for Messrs. Condon and Stutz, 25,000 option shares for Mr. Evans, 50,000 option shares for Mr. Taylor and 100,000 option shares for Mr. Austin. The Board also approved a grant of 100,000 options for Mr. Mason in May 1998 upon his hiring as Chief Financial Officer.

Cancellation and Reissue of Options

  In conjunction with the Board's appointment of a new chief executive officer and the subsequent management restructuring, the Committee evaluated the effect on the Company's ability to motivate and retain its key employees of the reduction of the Company's stock price to a level significantly below the exercise price of all outstanding options. The Committee and management considered various alternatives and, after much deliberation, determined to offer certain officers and employees the opportunity to exchange their outstanding options for new stock options with an exercise price equal to the then current market price of the Company's stock (as of November 19, 1998).

  The new options vest after seven years from the date of grant, subject to acceleration of vesting based on stock price growth, per the following schedule:

            Performance Vesting Criteria:
              Per Share Market Value                           Vesting
              ----------------------                           -------
                      $  4.00                                    10%
                      $  5.00                                    25%
                      $  6.00                                    40%
                      $  7.00                                    55%
                      $  8.00                                    70%
                      $  9.00                                    85%
                      $ 10.00                                   100%

The per share market value must remain at the incremental price level for a rolling period of 20 business days to achieve the relevant vesting percentage. In the event of a change in control, the options would become fully vested without regard to stock price growth. In addition, the Committee approved an increase in the annual individual maximum option grant from 100,000 to 750,000 shares.

  Executives were able to participate in the cancellation and reissue of stock options on the condition that they also agreed to replace their current severance/change in control agreements for new contracts that, among other changes in the Company's favor, require termination of the executives in order to receive change in control benefits. All executives, with the exception of Mr. Stutz, participated in this exchange.

  In recognition of their individual performance during 1998 and their significant new responsibilities, additional grants of 81,200 and 250,000 option shares were awarded to Mr. Evans and Mr. Michel, respectively.

CEO Compensation

  The Committee applies the same philosophy and methodology in determining the compensation of the CEO as with all other executive officers.

  Mr. Greenwood's employment with Bank Plus Corporation terminated as of September 21, 1998. The terms of his severance arrangement are provided below under "Employment Agreements; Severance and Change in Control Agreements; Severance Arrangements." During the year, Mr. Greenwood did not receive a salary increase or annual incentive award. He did, however, receive a stock option grant of 57,500 shares in April, based on the Committee's review of competitive data. Prior to the 1998 grant, Mr. Greenwood's most recent grant had been in December 1995.

Appointment of Mr. Mason as CEO of Bank Plus Corporation

  On October 28, 1998, Mr. Mason was appointed Chief Executive Officer of Bank Plus Corporation. To appropriately motivate the CEO to achieve financial results and improved stock performance, the Committee chose to grant to Mr. Mason a substantial award of stock options, but did not recommend an increase to his base salary beyond that he had been receiving as Chief Financial Officer.

  The CEO's compensation program consists of a base salary of $300,000, with a target annual incentive opportunity equal to 75% of base salary, up to a maximum of 150% of salary for 1999. The CEO's performance is measured on four corporate performance goals weighted as indicated: (1) pre-tax income in conformance with the 1999 business plan, 50%, (2) achieving well-capitalized status, 25%, (3) satisfactory Year 2000 compliance, 15%, and (4) development of a Community Redevelopment Act (CRA) plan to achieve a satisfactory rating on the next regulatory examination, 10%. The Committee also voted to continue to permit the voluntary election of the CEO to receive all or a portion of his earned award in the form of restricted stock, based on an exchange rate of $2.00 of restricted stock for each $1.00 of cash incentive payment foregone.

  In addition to the annual incentive plan, Mr. Mason received a grant of 452,000 stock options, with a similar performance-vesting schedule as other executive officers. Mr. Mason also participated in the stock option exchange program.


Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code limits the deduction a publicly held company is allowed for compensation paid to its highly compensated executive officers. Generally, amounts in excess of $1 million (other than performance-based compensation) paid in any tax year to a covered executive cannot be deducted. The Committee will continue to monitor the compensation levels of the executive officers and determine the appropriate response to
Section 162(m), including considering ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment, when and if necessary.

The following members of the Compensation Committee have furnished the foregoing report:

Gordon V. Smith, Acting Chair
Lilly V. Lee
Ralph B. Perry III (Member of the Board of Directors of Fidelity Federal Bank)

                               PERFORMANCE GRAPH

  The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts or regulations.

  The graph and corresponding table below compare the cumulative total stockholder return on the Company's (or its predecessor's) Common Stock from March 31, 1996 to December 31, 1998 with the cumulative total return on a S&P 500 index and the Wall Street Journal Savings & Loan Index, in each case assuming the investment of $100 on March 31, 1996 at the closing price on that date and reinvestment of dividends. The measurement period with respect to which the comparisons are made corresponds to the period during which the Company's (or its predecessor's) Common Stock has been registered under Section 12 of the Exchange Act.



                              [PERFORMANCE GRAPH]

                 Performance Graph for Bank Plus Corporation
  Indexed comparison of Cumulative Total Return - Bank Plus, S&P 500 Index,
                         Wall Street Journal S&L Index


Cumulative Total Return on Investment
-------------------------------------
Wall Street Journal S&L Index             100.00000    103.07742    113.39383    127.18529    145.96588    179.50143    219.30567

S&P 500 Index                             100.00000    104.47980    101.80504    118.20496    123.48266    132.45476    140.44782

BankPlus                                  100.00000     92.10526    111.84211    121.05263    109.21053    114.47368    135.52632

                                          3/31/96       6/30/96     9/30/96      12/31/96     3/31/97      6/30/97      9/30/97

Cumulative Total Return on Investment
-------------------------------------
Wall Street Journal S&L Index             219.55207    241.90627     221.41279     182.52787     203.80812

S&P 500 Index                             149.18102    172.03285     177.04355     158.80112     191.93823

BankPlus                                  132.89474    157.23684     128.94737      47.03947      46.05263

                                          12/31/97     3/31/98       6/30/98        9/30/98       12/31/98

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following Summary Compensation Table sets forth the compensation earned during the three years ended December 31, 1998 by the Company's Chief Executive Officer and the four other most highly compensated executive officers during 1998 who were serving as executive officers at December 31, 1998, as well as two other individuals who would have been included but for the fact that they were not serving as executive officers at December 31, 1998 (the "Named Executive Officers"):

                                                                                             Long-Term
                                                        Annual Compensation                 Compensation
                                                     ------------------------       ---------------------------
                                                                                                     Securities
                                                                                     Restricted      Underlying      All Other
                                                                                       Stock            Stock         Compen-
Name and Principal Position                  Year    Salary(1)       Bonus(1)       Award(s)(2)        Options       sation(3)
---------------------------                  ----    ---------       --------       -----------      ----------      ---------
Mark K. Mason (4)                            1998    $190,385       $134,808               --          580,000(5)    $    863
  President & CEO of Bank Plus;              1997      N/A               N/A              N/A              N/A            N/A
  Chairman & CEO of Fidelity                 1996      N/A               N/A              N/A              N/A            N/A

Richard M. Greenwood (6)                     1998    $392,030             --               --(7)        57,500       $365,945 (8)
  Former President & CEO of                  1997     464,205       $139,106(9)      $241,788               --            948
  Bank Plus; Former Chairman &               1996     415,000        287,500(10)           --               --             --
  CEO of Fidelity

Stephen J. Austin (6)                        1998    $177,968             --               --(7)       100,000       $  3,808
  EVP, Risk Evaluation Group                 1997     156,723       $ 49,004         $ 41,992               --          1,174
                                             1996     128,942         45,000               --               --             --

Robert P. Condon (6)                         1998    $299,908             --               --(7)        32,250       $  3,900
  EVP of Fidelity; CEO of Gateway            1997     284,665             --         $231,188               --          1,188
                                             1996     220,000        125,000(9)            --               --          1,125

Godfrey B. Evans                             1998    $216,831       $ 50,000               --(7)       250,000(5)    $  3,763
  EVP, CAO & General Counsel                 1997     197,300         31,842(9)      $145,116               --          1,187
  of Bank Plus & Fidelity                    1996     175,000        100,000(10)           --               --          1,125

James E. Stutz                               1998    $299,908       $ 50,000               --(7)        32,250       $  3,900
  President & COO of Fidelity                1997     284,665         90,000(9)      $ 51,200               --          1,188
                                             1996     220,000        125,000(10)           --               --            562

W.C. Taylor III (6)                          1998    $202,415             --               --(7)        50,000       $ 56,001 (11)
  Former EVP of Fidelity; Former             1997     179,511       $ 25,575(9)      $103,849               --          1,188
  President of Bank Plus Credit              1996     159,423         95,000(10)           --               --          1,125
  Services Corporation

--------
(1) Amounts shown for 1997 and 1998 include cash compensation earned and received by the executive officer as well as amounts earned but deferred at the election of those officers under the Company's Deferred Compensation Plan. Bonuses for 1996 are presented in the period earned and may have been paid in subsequent years. Amounts in the "Salary" column for 1998 reflect 27 two-week pay periods, instead of the usual 26 pay periods.

(2) Dollar amounts shown equal the number of shares of restricted stock granted multiplied by the closing stock price on the grant date. All grants were made under the 1997 Annual Incentive Plan, pursuant to which recipients of bonus awards were entitled to elect to receive all or any portion of their bonus in the form of restricted stock, at an exchange formula of $2.00 of restricted stock for each dollar of cash bonus foregone. Awards of restricted stock will vest ratably over a three-year period: the first third vested on January 1, 1999, the second will vest on January 1, 2000, and the third on January 1, 2001, subject to forfeiture if the officer is not employed by the Company or the Bank on the relevant vesting date. In addition, receipt of the awards may be subject to further deferral at the election of the officer under the Company's Deferred Compensation Plan. The grant date for all awards was March 12, 1998, and the closing price of the Company's Common Stock on the grant date was $14.50 per share. See footnote
    (9) below for the total bonus granted to each Named Executive Officer under the 1997 Annual Incentive Plan.

(3) Except as otherwise noted, consists of the Company's matching contributions to the Company's 401(k) Plan.

(4) Mr. Mason became executive Vice President and Chief Financial Officer effective May 11, 1998, and was named Chief Executive Officer of both Bank Plus and Fidelity effective October 28, 1998.

(5) Includes new options as well as options cancelled and reissued at a new exercise price as of November 19, 1998. See "Stock Option Grants in Last Fiscal Year" below.

(6) Mr. Greenwood resigned effective September 21, 1998. Mr. Condon resigned effective January 19, 1999. Mr. Taylor resigned effective November 30, 1998. Mr. Austin resigned effective March 31, 1999.

(7) As of December 31, 1998, Messrs. Greenwood and Taylor held no restricted stock due to the forfeiture of their awards as a result of their resignations. Based upon the $4.375 per share closing price of the Company's Common Stock on December 31, 1998, the 15,944 shares of restricted stock held by Mr. Condon were worth $69,755, the 10,008 shares of restricted stock held by Mr. Evans were worth $43,785, the 3,531 shares of restricted stock held by Mr. Stutz were worth $15,448 and the 2,896 shares of restricted stock held by Mr. Austin were worth $12,670.

(8) In addition to $2,438 as the Company's matching contributions to the Company's 401(k) Plan, includes the following payments related to the termination of Mr. Greenwood's employment with the Company: $50,349 for accrued vacation time, a lump sum severance payment of $200,080, and post-termination consulting fees of $113,078.

(9) All amounts represent the cash portion of bonus awards earned under the 1997 Annual Incentive Plan, whether such amounts were actually received or deferred at the election of the officer. In addition to cash amounts reflected in the "Bonus" column, the Named Executive Officers were entitled to elect to receive all or any portion of their bonus under the 1997 Annual Incentive Plan in the form of restricted stock, at an exchange formula of $2.00 of restricted stock for each dollar of cash bonus foregone. Awards to the Named Executive Officers under the 1997 Annual Incentive Plan were as follows: Mr. Greenwood was awarded $260,000, of which he elected to receive $139,106 in cash and the remainder in restricted stock at the 2-for-1 exchange formula, resulting in an award of 16,675 shares of restricted stock (with a market value of $241,788 based on the per share price of $14.50); Mr. Stutz was awarded $115,600, of which he elected to receive $90,000 in cash and the remainder in restricted stock, resulting in an award of 3,531 shares of restricted stock (with a market value of $51,200); Mr. Condon was awarded $115,600, all of which he elected to receive in restricted stock, resulting in an award of 15,944 shares of restricted stock (with a market value of $231,188); Mr. Evans was awarded $104,400, of which he elected to receive $31,842 in cash and the remainder in restricted stock, resulting in an award of 10,008 shares of restricted stock (with a market value of $145,116); Mr. Taylor was awarded $77,500, of which he elected to receive $25,575 in cash and the remainder in restricted stock, resulting in an award of 7,162 shares of restricted stock (with a market value of $103,849); Mr. Austin was awarded $70,000, of which he elected to receive $49,004 in cash and the remainder in restricted stock, resulting in an award of 2,896 shares of restricted stock (with a market value of $41,992). All of the foregoing awards are subject to additional deferral at the election of the officers under the Company's Deferred Compensation Plan.

(10) Includes 50% of a Recapitalization Transaction and Retention Bonus awarded in October 1995. The bonus was paid in two equal installments: the first in November 1995, the remainder in December 1996. All Named Executive Officers who received the November 1995 award purchased Fidelity common stock with their net proceeds. Payment of the second installment in December 1996 was conditioned on the executive remaining an employee of the Bank until that time. Mr. Greenwood was awarded a bonus of $300,000; Messrs. Condon, Evans and Stutz were awarded bonuses of $100,000 each.

(11) In addition to $3,656 as the Company's matching contributions to the Company's 401(k) Plan, includes the following payments related to the termination of Mr. Taylor's employment with the Company: $22,696 for accrued vacation time, $18,576 as reimbursement for one year on COBRA payments and post-termination consulting fees of $11,077.

Stock Option Grants in Last Fiscal Year

  On December 11, 1995 the Board of Directors of Fidelity adopted the 1996 Stock Option Plan and granted awards pursuant thereto, subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996, Fidelity's stockholders approved the 1996 Stock Option Plan. Accordingly, Fidelity's non-employee directors, executive officers and certain other key employees received options to purchase Fidelity common stock. In May 1996, Bank Plus assumed the 1996 Stock Option Plan in connection with the Reorganization, and the options granted thereunder became options to purchase Bank Plus Common Stock. The exercise price of all such options is $8.35 per share. Ten percent of the options granted became exercisable on February 13, 1996, an additional thirty percent of such options became exercisable on each of February 9, 1997, February 9, 1998 and February 9, 1999. On April 30, 1997, the Company's stockholders approved certain amendments to and a restatement of the Plan, which was renamed the Bank Plus Corporation Stock Option and Equity Incentive Plan.

  In March and April 1998, the Company's Board of Directors approved additional grants of options to acquire shares of Bank Plus Common Stock to certain senior officers of the Company and the Bank, including the Named Executive Officers. The awards approved for the Named Executive Officers were as follows: 57,500 option shares for Mr. Greenwood, 32,250 option shares each for Messrs. Condon and Stutz, 25,000 option shares for Mr. Evans, 50,000 option shares for Mr. Taylor and 100,000 option shares for Mr. Austin. The options vested over three years, expired in ten years and had exercise prices of $14.00 per share. The Board also approved a grant of 100,000 options for Mr. Mason in May 1998, upon his hiring as Chief Financial Officer. Mr. Mason's options also vested over three years, expired in ten years and had an exercise price of $13.3125 per share.

  In conjunction with the Board's appointment of a new chief executive officer and the subsequent management restructuring, the Board evaluated the effect on the Company's ability to motivate and retain its key employees of the reduction of the Company's stock price to a level significantly below the exercise price of all outstanding options. The Board determined that the options previously granted under the Company's Stock Option and Equity Incentive Plan provided little incentive to management. After much deliberation and after considering various alternatives, the Board decided that the most cost-effective means available to increase motivation and promote employee retention was to offer certain officers the opportunity to exchange their outstanding options for new stock options with an exercise price equal to the then current market price of the Company's stock. Accordingly, on November 19, 1998, the Board approved grants of new options with an exercise price equal to $3.8125 per share (the stock's closing price on that day), subject to certain conditions, including that the recipient agree to the cancellation of all previously awarded options.

  The new options vest after seven years from the date of grant, subject to acceleration of vesting based on stock price growth, per the following schedule:

          Performance Vesting Criteria:
               Per Share Market Value                 Vesting
               ----------------------                 -------
                      $  4.00                           10%
                      $  5.00                           25%
                      $  6.00                           40%
                      $  7.00                           55%
                      $  8.00                           70%
                      $  9.00                           85%
                      $ 10.00                          100%

The per share market value must remain at the incremental price level for a rolling period of 20 business days to achieve the relevant vesting percentage. In the event of a change in control, the options would become fully vested without regard to stock price growth. In addition, the Committee approved an increase in the annual individual maximum option grant from 100,000 to 750,000 shares. As of March 12, 1999, ten percent of the new options had vested based upon per share market values.

  Executives were able to participate in the cancellation and reissue of stock options on the condition that they also agree to replace their current severance/change in control agreements for new contracts that, among other changes in the Company's favor, require termination of the executives in order to receive change in control benefits. All executives, with the exception of Mr. Stutz, participated in this exchange.

  In recognition of their individual performance during 1998 and their significant new responsibilities, additional grants of 452,000, 81,200 and 250,000 options, respectively, were awarded to Messrs. Mason, Evans and Michel.

  The following table sets forth the options to acquire shares of Bank Plus Common Stock granted by the Company during 1998 to the Named Executive Officers. As described above, certain of the executive officers listed below received grants in March or April 1998 that were cancelled and reissued in November. For those officers, the cancelled options are not separately listed. The options awarded to Messrs. Greenwood and Taylor were cancelled prior to the end of 1998 due to the termination of their employment with the Company. The options awarded to Messrs. Condon and Austin were cancelled prior to the end of 1998 pursuant to agreements between the Company and those individuals.

                                                                                   Potential Maximum Realizable
                              No. of      Percent of                               Value at Assumed Annual Rates
                              Shares     Total Options                              of Stock Price Appreciation
                            Underlying    Granted to      Exercise                      for Option Term (2)
                             Options     Employees in      Price/     Expiration        -------------
      Name                   Granted      Fiscal Year      Share (1)     Date             5% ($)        10%($)
     -----                  ----------   -------------    --------    ----------      ----------      ----------
Mark K. Mason............      580,000       38.7%         $3.8125      11/18/08      $1,390,666      $3,524,138
Richard M. Greenwood.....       57,500        3.8%         $ 14.00       4/28/08      $  506,259      $1,282,963
Stephen J. Austin........      100,000        6.7%         $ 14.00       4/28/08      $  880,450      $2,231,240
Robert P. Condon.........       32,250        2.2%         $ 14.00       4/28/08      $  283,345      $  719,575
Godfrey B. Evans.........      250,000       16.7%         $3.8125      11/18/08      $  599,425      $1,519,025
James E. Stutz...........       32,250        2.2%         $ 14.00       4/28/08      $  283,345      $  719,575
W.C. Taylor III..........       50,000        3.3%         $ 14.00       4/28/08      $  440,225      $1,115,620



(1) Equal to the market value per share on the date of grant.
(2) Measured from the closing stock prices on date of grant of options: $14.00 on April 29, 1998 and $3.8125 on November 19, 1998. In accordance with SEC rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of ten years at the annualized rates of five and ten percent, respectively. If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

Unexercised Stock Options

  During 1998, none of the Named Executive Officers exercised any stock options. The following table provides information concerning unexercised options held by the Named Executive Officers as of the end of 1998.

                                            Securities Underlying            Value of Unexercised
                                            Unexercised Options at               In-the-Money
                                                   Year-End                   Options at Year-End
Name                                      Exercisable/Unexercisable       Exercisable/ Unexercisable
---------------------------------------   --------------------------   ---------------------------------
  Mark K. Mason........................               58,000/522,000                 $32,625/$293,886(1)
  Richard M. Greenwood.................                          0/0                 $           0/$0
  Stephen J. Austin....................                          0/0                 $           0/$0
  Robert P. Condon.....................                          0/0                 $           0/$0
  Godfrey B. Evans.....................               25,000/225,000                 $14,075/$126,675(1)
  James E. Stutz.......................               118,125/82,875                 $           0/$0(2)
  W.C. Taylor III......................                          0/0                 $           0/$0

--------
(1) Based upon the difference between the option exercise price of $3.8125 per share and the closing price of the Common Stock on December 31, 1998 of $4.375 per share.
(2) Based upon the difference between the option exercise price of $8.35 per share and the closing price of the Common Stock on December 31, 1998 of $4.375 per share.

Ten Year Option Repricings

  The following table sets forth certain information with respect to the Company's exchange of outstanding options with certain of its Named Executive Officers in November 1998.

                                                       Number of                                                  Weighted Length
                                                       Securities      Market Price       Weighted                  of Original
                                                       Underlying      of Stock at        Exercise                  Option Term
                                                        Options          Time of       Price at Time      New    Remaining at Date
                                                      Repriced or      Repricing or     of Repricing    Exercise  of Repricing or
Name and Principal Position                  Date        Amended         Amendment       or Amendment     Price       Amendment
----------------------------------------   --------     --------         ---------       ------------    -------- ---------------

Mark K. Mason                              11/19/98     128,000           $3.8125          $12.3756       $3.8125    108 months
  President & CEO of Bank Plus;
  Chairman & CEO of Fidelity

Godfrey B. Evans                           11/19/98     168,750           $3.8125          $ 9.1870       $3.8125    89 months
  EVP, CAO & General Counsel
  of Bank Plus and Fidelity


Retirement Income (Defined Benefit) Plan

  Fidelity maintains a Retirement Income Plan which is a qualified, non-contributory defined benefit retirement plan. The Retirement Income Plan provides for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e., the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other termination of employment, based upon the employee's average monthly salary and the aggregate number of years of service. Effective February 28, 1994, the Retirement Income Plan was suspended, thereby freezing benefit levels and reducing related expense accruals by approximately $1 million annually.

  The following table illustrates approximate annual benefits payable under the Retirement Income Plan at normal retirement age for various combinations of service and compensation:

Average Final
--------------------------------------------------------------   ---------------------------------------------------------
                                                                                     Years of Service
Compensation                                                     ---------------------------------------------------------
--------------------------------------------------------------
                                                                        15          20          25          30          35
                                                                   -------     -------     -------     -------     -------
    $50,000.....................................................   $11,302     $15,069     $18,836     $22,603     $26,370

    100,000.....................................................    24,427      32,569      40,711      48,853      56,995

    150,000.....................................................    37,552      50,069      62,586      75,103      87,620

    200,000....................................................     37,552      50,069      62,586      75,103      87,620

    250,000....................................................     37,552      50,069      62,586      75,103      87,620

    300,000....................................................     37,552      50,069      62,586      75,103      87,620

    350,000....................................................     37,552      50,069      62,586      75,103      87,620

    400,000....................................................     37,552      50,069      62,586      75,103      87,620


  Compensation under the Retirement Income Plan includes all regular pay, excluding overtime, commissions and bonuses, limited by the Internal Revenue Code Section 401(a)(17) compensation limit. The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan, and are not subject to deduction for Social Security or other offset amounts.

  The years of credited service as of December 31, 1998 for each of the Named Executive Officers are as follows:

                                      Credited
Name                              ----------------
-------------------------------    Service Years
                                  ----------------
  Richard M. Greenwood.........          1 year
  Mark K. Mason................            None(1)
  Stephen J. Austin............            None(1)
  Robert P. Condon.............            None(1)
  Godfrey B. Evans.............          6 years
  James E. Stutz...............            None(1)
  W.C. Taylor III..............            None(1)

--------
(1) No participation due to plan suspension on February 28, 1994.


Employment Agreements; Severance and Change in Control Agreements; Severance Arrangements

  The Company has entered into employment agreements, severance and change in control agreements or change in control agreements with all of its executive officers. In addition, the Company has entered into certain arrangements regarding the termination of employment of those of the Named Executive Officers who are no longer serving as executive officers.

Agreement with Mr. Mason

  Mr. Mason and the Company have entered into an employment agreement dated as of October 28, 1998 that provides for Mr. Mason's employment as Vice Chairman, President and Chief Executive Officer of Bank Plus and

Chairman and Chief Executive Officer of the Bank, at an annual base salary of at least $300,000, until October 2001, with one-year renewals thereafter, subject to Board review and approval before each renewal. The agreement provides for a bonus of $134,808 for 1998, which has been paid, and states that Mr. Mason will be eligible for future incentive bonuses with a range of 75% - 150% of base salary.

  If Mr. Mason's employment is terminated other than for cause or because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination, plus a lump sum payment equal to two times his average annual bonus during the prior two fiscal years. In the event Mr. Mason is terminated other than for cause within thirty-six months following a change in control (as defined in the agreement), Mr. Mason would receive a lump sum payment in the amount of 2.99 times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus for the past three years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Mason's employment is terminated within thirty-six months following a change in control, his health and welfare benefits will continue for three years, or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (the "Code") as a result of the agreement payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Code.

  A "change in control" is generally defined in Mr. Mason's employment agreement as: (a) acquisition of 50% or more of the Bank's voting stock by any "person" (as defined) with certain limited exclusions or (b) change in a majority of the members of the Board of Directors over a two-year period or (c) a merger or consolidation other than a merger or consolidation of the Company with another "person" (as defined), or a sale of all or substantially all of the Company's assets, or (d) a sale of all or substantially all of the assets of the Bank, or
(e) a merger or other combination that results in the Company ceasing to own more than 50% of the voting securities of the Bank (or the surviving entity in such combination).

  Termination by the Company because of disability, retirement or cause, or Mr. Mason's resignation (other than for "good reason" as described below) does not entitle him to any benefits under his employment agreement. Termination for "cause" requires either (i) a willful and continued failure to perform substantially all of his duties or (ii) gross negligence, dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of law. Termination "good reason" means that Mr. Mason may terminate his own employment and still receive benefits under the agreement if (among other reasons listed in the agreement) (1) his status or position in the Company has materially and adversely changed, (2) his base salary is reduced, (3) the Company requires him to be based at an office more than thirty-five miles from his current office or (4) after a change in control, the Company fails to continue any benefit plan in which he was participating prior to the change in control.

Agreement with Mr. Evans

  Mr. Evans and the Company have entered into an employment agreement dated as of November 19, 1998 that provides for Mr. Evans' employment as Executive Vice President, Chief Administrative Officer and General Counsel of Bank Plus and the Bank, at an annual base salary of at least $230,000, until November 2001, with one-year renewals thereafter, subject to Board review and approval before each renewal. The agreement provides that Mr. Evans will be eligible for future incentive bonuses with a target range of 50% - 100% of base salary.

  If Mr. Evans' employment is terminated other than for cause or because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination, plus a lump sum payment equal to two times his average annual bonus during the prior two fiscal years. In the event Mr. Evans is terminated other than for cause within twenty-four months following a change in control (as defined in the agreement), Mr. Evans would receive a lump sum payment in the amount of 2 times the sum of (1) his base salary at the time of the change in control, (2) his average annual bonus for the past two years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Evans' employment is terminated within twenty-four months following a change in control, his health and welfare benefits will continue for two years, or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Code as a result of the agreement payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Code.

  Mr. Evans' employment agreement contains definitions for the terms "change in control," "cause," and "good reason" that are substantially identical to the definitions of those terms in Mr. Mason's employment agreement.

Agreement with Mr. Stutz

  Mr. Stutz entered into a severance and change in control agreement (the "Severance Agreement") with the Company as of August 1, 1997. The Severance Agreement provides for benefits (a) in the event of a change in control and (b) upon termination other than for cause. The initial term of the Severance Agreement is three years, with one-year renewals thereafter, subject to Board review and approval before each renewal. After a change in control, the Severance Agreement will continue automatically for two years. A "change in control" is generally defined in the Severance Agreement as: (a) acquisition of 25% or more of the Bank's voting stock by any "person" (as defined) with certain limited exclusions or (b) change in a majority of the members of the Board of Directors over a two-year period or (c) stockholder approval of a merger or consolidation other than a merger or consolidation that results in the Bank owning 60% or more of the surviving entity or (d) the Bank entering into one or more agreements to sell or transfer to one or more third parties, in one transaction or a series of related transactions, assets and/or liabilities representing 50% percent or more of the book value of its assets and/or liabilities. The Severance Agreement will be terminated if Mr. Stutz or the Bank experiences certain regulatory problems.

  Termination by the Bank because of disability, retirement or cause, or Mr. Stutz' resignation (other than for "good reason" as described below) does not entitle him to any benefits under the Severance Agreement. Termination for "cause" requires either (i) a willful and continued failure of Mr. Stutz to perform substantially all of his duties or (ii) certain acts of dishonesty, incompetence or illegality. Termination by Mr. Stutz for "good reason" means that he may terminate his own employment and still receive benefits under the Severance Agreement if (among other reasons listed in the agreement) (1) his status or position in the Bank has adversely changed from the date of the Severance Agreement, (2) his base salary is reduced from its level on the date of the Severance Agreement, (3) the Bank requires him to be based at an office more than thirty-five miles from his current office or (4) after a change in control, the Bank fails to continue any benefit plan in which Mr. Stutz was participating prior to the change in control.

  In the event of a termination without "cause" or his resignation for "good reason," Mr. Stutz would receive 2 times the sum of (1) his annual base salary plus (2) his average annual bonus for the past two years. In the event of a change in control, Mr. Stutz would receive a lump sum payment in the amount of three times the sum of (1) his base salary at the time of the change in control,
(2) his average annual bonus for the past three years and (3) an amount equal to the matching contribution he would have received under the Bank's 401(k) plan if he had made the maximum contribution under the plan during the year in which the change in control occurs. In addition, if Mr. Stutz' employment is terminated within twenty-four months following a change in control, his health and welfare benefits will continue for three years or until such earlier time that he receives equivalent benefits from a new employer or reaches the age of sixty-five. The agreement also provides for, under certain specified circumstances, the payment of an additional amount to cover excise taxes imposed by Section 4999 of the Code as a result of the agreement payment being defined as an "excess parachute payment" within the meaning of Section 280G of the Code.

Severance Arrangements with Messrs. Greenwood, Condon, Taylor and Austin

  Mr. Greenwood resigned all of his positions as an officer and director of Bank Plus and Fidelity effective September 21, 1998. In connection with his resignation, and in exchange for the termination of Mr. Greenwood's employment agreement and full mutual releases, the Company agreed to provide Mr. Greenwood with certain severance benefits. Mr. Greenwood was paid a lump sum severance payment of $200,080 and entered into a two-year consulting agreement with the Company pursuant to which he is entitled to a total of $840,008 in consulting fees. Payment of the consulting fees would be accelerated upon a change in control of the Company. In addition, the Company has agreed to issue to Mr. Greenwood in the future 35,556 shares of Bank Plus Common Stock following the payment in full of the promissory note referred to below. The Company agreed to continue Mr. Greenwood's health benefits for two years, and to reimburse him for up to $15,000 of attorneys fees and up to $2,000 for tax preparation fees. The parties also agreed to restructure Mr. Greenwood's promissory note payable to Bank Plus into an interest-bearing, five-year term note secured by a second lien on Mr. Greenwood's residence. All of Mr. Greenwood's restricted stock and stock options were cancelled following his resignation.

  Mr. Taylor resigned his positions with the Company effective November 30, 1998. In exchange for the termination of Mr. Taylor's severance and change in control agreement and full mutual releases, the Company and Mr. Taylor agreed to certain severance terms. The Company entered into a one-year consulting agreement pursuant to which Mr. Taylor is entitled to a total of $144,000 in consulting fees, payment of which would be accelerated in the event of a change in control. The Company also agreed to pay Mr. Taylor $18,576 to cover the cost of his COBRA payment for one-year, and $56,000 as reimbursement for certain relocation and other expenses. All of Mr. Taylor's restricted stock and stock options were cancelled following his resignation.

  Mr. Condon resigned his positions as an officer of the Company effective January 19, 1999. In exchange for the termination of Mr. Condon's severance and change in control agreement and full mutual releases, the Company and Mr. Condon agreed to certain severance arrangements. The parties entered into a consulting and profit sharing agreement pursuant to which the Company agreed to pay to Mr. Condon one hundred percent of any distributions received by Gateway from American General Gateway Services, L.L.C. (The "LLC") up to $288,000. The LLC was formed as of January 1, 1999 by Gateway and The Variable Annuity Life Insurance Company, a wholly-owned subsidiary of American General Corporation, to own and operate the financial education and planning program previously operated by Gateway for members of the California Public Employers Retirement System. Following his resignation Mr. Condon was retained by the LLC to serve as its program director. In the event of a change in control of the Company, Mr. Condon's consulting and profit sharing payments would be accelerated. In addition to his consulting and project sharing agreement, the parties agreed that all of Mr. Condon's 15,944 shares of restricted stock would become fully vested at the time of his resignation. All of Mr. Condon's stock options were cancelled in connection with his resignation.

  Mr. Austin has resigned his positions with the Company effective March 31, 1999. As part of his severance arrangement and in exchange for the termination of Mr. Austin's severance and change in control agreement and full mutual releases, the Company has entered into a one year consulting agreement with Mr. Austin pursuant to which he is entitled to receive a total of $177,000 in consulting payments, which would be accelerated in the event of a change in control. The Company has also agreed to provide Mr. Austin with health benefits for one year, and to remove any restrictions on his 2,896 shares of restricted stock. All of Mr. Austin's stock options have been cancelled.


                             DIRECTOR COMPENSATION

  Board Retainer and Fees. Non-employee directors initially elected to the Board prior to January 1, 1996 are paid an annual cash retainer of $25,000. Directors elected after that date receive no cash compensation; instead, they are paid an annual retainer of $30,000 and their retainer and meeting fees are paid in the form of deferred stock grants. Such grants are credited to the directors' deferred stock accounts at the times cash fees or retainers would otherwise be paid, and are paid out in the form of Bank Plus Common Stock upon the directors' retirement from the Board. After the annual meeting in the year 2000 it will become mandatory for all directors to receive their retainer and meeting fees in the form of deferred stock grants, although directors initially elected prior to January 1, 1996 may do so on a voluntary basis prior to that time.

  Directors who serve on both the Bank Plus Corporation and the Fidelity Federal Bank Boards receive an additional $5,000 annual retainer. The Chairman of the Board receives an annual retainer of $60,000. In addition, payments of up to $500 per month are made to reimburse the secretarial and other administrative expenses of the Chairman related to the performance of his duties. Committee Chairs are paid an annual retainer of $3,000 except for the Chairs of the Audit and Credit Risk Committees, who each receive an annual retainer of $6,000. Meeting fees are $1,000 for Board meetings and $850 for Committee meetings. Telephonic meetings are paid at the same rate as in-person meetings unless the meetings last less than 30 minutes, in which case meeting fees are paid at 50% of the normal rate.

  Non-Employee Director Retirement Plan. Non-employee directors who (1) were initially elected prior to January 1, 1996, (2) have at least three years of Board service and (3) have reached the age of 55 are eligible to participate in the Non-Employee Director Retirement Plan. Directors elected after January 1, 1999 are not eligible to participate in the Plan. Eligible directors, after termination from Board service for any reason other than cause, are entitled to receive a quarterly payment equal to one quarter of their average annual compensation (including compensation for service on the Board of any of the Company's subsidiaries), including all retainers and meeting fees, received during their last three years of Board service. Such payments commence at the beginning of the first fiscal quarter subsequent to termination and continue for a 3-year period. If a director's Board membership is terminated for cause, no benefits are payable under this plan.

  If an eligible director's Board membership is terminated within two years following the effective date of a change in control, then he or she shall be eligible for a lump sum payment in an amount that is the greatest of: (1) 150% times average annual compensation during the preceding 3-year period, (2) the sum of all retirement benefits payable under normal retirement provisions described in the preceding paragraph or (3) $78,000. This lump sum payment would be in lieu of, and not in addition to, the retirement benefits described in the preceding paragraph.

  Stock Option and Equity Incentive Plan. On December 11, 1995, the Board of Directors of the Bank adopted the 1996 Stock Option Plan and granted awards pursuant thereto to its non-employee directors subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996, the Bank's stockholders approved the plan and in May 1996, Bank Plus assumed the plan in connection with the Reorganization. Accordingly, each of the Company's and the Bank's non-employee directors has received options representing 23,000 shares of Common Stock. All such options were granted at an exercise price of $8.35 per share. Ten percent of the options granted to each non-employee director became exercisable immediately upon stockholder approval and another thirty percent became exercisable on each of the first, second and third anniversaries of such approval. On April 30, 1997, the Company's stockholders approved certain amendments to and a restatement of the Plan, which was renamed the Bank Plus Corporation Stock Option and Equity Incentive Plan. Among other things, the amended Plan provides that each non-employee director of Bank Plus and Fidelity will receive automatic annual grants of options to purchase 2,500 shares of Common Stock, at an exercise price equal to the fair market value of the stock on the grant date, which will be fully vested and exercisable upon grant.

  Other Compensation. In addition to his retainer and other fees, Mr. Gibbs was paid a $12,000 consulting fee in 1998 for services related to the Bank's employee survey and disaster recovery plan.


                           RELATED PARTY TRANSACTIONS

Loans to Management

  Fidelity offers home loans to directors, officers, and employees of the Bank. These loans are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectibility. The loans are secured by real property and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons.

  In February 1999, Fidelity's Board of Directors approved an employee discount loan program. Under this program, Fidelity will waive origination fees (but not third party fees) on first lien mortgage loans made to all employees who have been employed with the Company for at least six months, provided that the loan is secured by the employee's principal residence and the residence is within Fidelity's usual lending area (Southern California). If the employee is an executive officer or another officer who significantly influences corporate policy, then the loan is also conditioned upon determination, by the Company's Compliance Department, that the requirements of Federal Reserve Board Regulation O and the requirements of Fidelity's Transactions with Affiliates and Insiders and Conflicts of Interest Policy (which, for these purposes, essentially parallel Regulation O) have been satisfied. In all other respects the employee discount loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. No loans under this program have been made to executive officers.

First Alliance Transaction

  In 1997, Fidelity entered into an agreement with First Alliance Mortgage Company ("FAMCO"), a subsidiary of First Alliance Corporation ("FACO"), pursuant to which Fidelity and FAMCO jointly developed a real estate secured credit card program. Under the program, Fidelity issues Mastercard credit cards and provides funding, up to a maximum aggregate amount of $175.0 million, with individual credit limits of $5,000 to $12,000. FAMCO provides credit enhancement to mitigate any loss exposure Fidelity may have. As of December 31, 1998, approximately 5,000 accounts, with an aggregate principal balance of approximately $26.0 million, were outstanding under the FAMCO credit card program. Mark K. Mason, who has been a director of Fidelity since December 1995 and rejoined Fidelity and Bank Plus as an executive officer in May 1998, served as Executive Vice President and Chief Financial Officer and a director of FAMCO and FACO from December 1995 until May 1998. George Gibbs, Jr., a director of both Bank Plus and Fidelity, served as a director of FACO for a portion of 1998.


Interest in Greater than 10% Stockholder

  As of December 31, 1998, the Gordon V. and Helen C. Smith Foundation, a
Section 501 (3)(c) organization of which Mr. Gordon V. Smith is president, had invested $596,296, representing a 0.9727% ownership interest in Financial Institution Partners II, L.P. ("FIP II"), a beneficial owner of 432,800 shares of the Company's Common Stock according to its Forms 3 and 4 filed with the Securities and Exchange Commission ("SEC"). FIP II is an entity indirectly controlled by Messrs. Eric D. and Steven D. Hovde who are deemed beneficial owners of an aggregate of 2,714,073 shares of the Company's Common Stock according to their Forms 3 and 4 filed with the SEC. In addition to its investment in the Company, FIP II invests in securities of many other companies, primarily financial institutions.


                BENEFICIAL OWNERSHIP OF BANK PLUS CAPITAL STOCK

Security Ownership of Management

  The following table sets forth the shares of Common Stock beneficially owned as of March12, 1999 by all directors and executive officers as a group, by each director, the CEO and the Named Executive Officers of the Company.

                                                                Shares Underlying
                                        Shares of Common       Options Exercisable       Total
                                       Stock Beneficially       Within 60 days of      Beneficial    Percent of
Name of Beneficial Owner                      Owned             March 12, 1999(1)      Ownership    Common Stock
-----------------------------------   ---------------------   ----------------------   ----------   -------------

Norman Barker, Jr..................           1,250                   28,000             29,250          *
Waldo H. Burnside..................           7,000                   26,625             33,625          *
George Gibbs, Jr...................             625                   28,000             28,625          *
Lilly V. Lee.......................           2,950                   28,000             30,950          *
Gordon V. Smith (2)................         259,112                    5,000            264,112        1.3%
Mark K. Mason......................          12,100                   58,000             70,100          *
Richard M. Greenwood...............          12,500                       --             12,500          *
Stephen J. Austin..................             966(3)                    --                 --          *
Robert P. Condon...................          28,440                       --             28,440          *
Godfrey B. Evans...................           8,586(3)                25,000             33,586          *
James E. Stutz.....................          13,677(3)               168,750            182,427          *
W.C. Taylor III....................          12,500                       --             12,500          *
All directors and executive
 officers as a group (10
 persons)(4).......................         305,300(3)               397,375            702,675        3.5%

__________

(1) Options exercisable within 60 days of March 12, 1999 that were granted pursuant to the Stock Option and Equity Incentive Plan. See "Executive Compensation" and "Director Compensation" for discussion of the amounts and terms of such options.

(2) Shares are registered in the name of Gordon V. and Helen C. Smith Foundation, a Section 501(3)(c) organization of which Mr. Smith is president.

(3) Does not include shares of Common Stock granted to executive officers as restricted stock awards under the Company's Stock Option and Equity Incentive Plan that were subject to restrictions and forfeiture. As of March 12, 1999, the following restricted stock awards were subject to such restrictions and forfeiture: Mr. Evans owned 6,672 restricted shares, Mr. Stutz owned 2,354 restricted shares, and Mr. Austin owned 1,930 restricted shares.

(4) Includes Mr. Michel and Mr. Villa, but does not include Messrs. Greenwood, Condon, Taylor or Austin.

*  Represents less than one percent of the outstanding shares of Common Stock.

Security Ownership by Others

  The following table sets forth, as of March 12, 1999, (i) the name of each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each person and (iii) the percentage of all Common Stock outstanding held by each such person.

                                                           Shares of
                                                           ---------
Name and Address of Beneficial Owner                       Common Stock            Percent of
------------------------------------                       ------------            ----------
                                                        Beneficially Owned(1)     Common Stock
                                                        ---------------------     ------------

Eric D. Hovde.......................................        2,714,073(2)             14.0%
Steven D. Hovde
Financial Institution Partners, L.P.
Hovde Capital, Inc.
Financial Institution Partners II, L.P.
Hovde Capital, L.L.C.
Hancock Park Acquisition, L.P.
Hancock Park Acquisition, L.L.C.
Western Acquisition Partners, L.P.
Western Acquisitions, L.L.C.
Pacific Financial Investors, Ltd.
1826 Jefferson Place, N.W.
Washington, D.C.  20036

Tontine Partners, L.P...............................        1,936,600(3)              9.9%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.
Jeffrey L. Gendell
31 West 52nd Street
New York, NY  10019

Thomson Horstmann & Bryant, Inc.....................        1,242,100(4)              6.4%
Park 80 West, Plaza Two
Saddle Brook, N.J.  07663

--------
(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have the sole voting and investment power with respect to such shares.
(2) According to Forms 3 and 4 filed with the Securities and Exchange Commission (the "SEC") by Messrs. Eric D. and Steven D. Hovde, they are deemed beneficial owners of 2,714,073 shares of Common Stock by virtue of their positions as the controlling stockholder and director of the controlling member and/or managing member of Hovde Capital, Inc., the general partner of Financial Institution Partners, L.P. ("FIP"), Hovde Capital, L.L.C., the general partner of Financial Institution Partners II, L.P. ("FIP II"), Hancock Park Acquisition, L.L.C., the general partner of Hancock Park Acquisition, L.P. ("HPA"), Western Acquisitions, L.L.C., the general partner of Western Acquisition Partners, L.P. ("Western") and Pacific Financial Investors, Ltd. ("PFI"). FIP, FIP II, HPA, Western and PFI are the beneficial owners of 881,146, 432,800, 651,260, 140,000 and 608,867 shares of Common Stock, respectively.
(3) According to a Schedule 13D/A filed with the SEC, Tontine Partners, L.P. has shared voting power and shared investment power with respect to 256,000 of these shares. Tontine Financial Partners, L.P. has shared voting power and shared investment power with respect to 976,200 of these shares. Tontine Management, L.L.C. has shared voting power and shared investment power with respect to 1,232,200 of these shares. Tontine Overseas Associates, L.L.C. has shared voting power and shared investment power with respect to 704,400 of these shares. Jeffrey L. Gendell has shared voting power and shared investment power with respect to all of these shares.
(4) According to a Schedule 13G filed with the SEC, Thomson Horstmann & Bryant, Inc. has shared voting power with respect to 19,200 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and beneficial owners of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership of their equity securities of the Company. These persons are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such reports received by it during or with respect to the year ended December 31, 1998, and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the year ended December 31, 1998 were timely filed, except that each of Steven
D. Hovde, Eric D. Hovde, Financial Institution Partners, L.P., Financial Institution Partners II, L.P., Hancock Park Acquisition, L.P. and Western Acquisition Partners, L.P. filed his or its Form 3 late.


                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company wishing to submit a proposal for inclusion in the proxy statement relating to the Company's 2000 annual meeting of stockholders must deliver such proposal to the Company at its principal office at 4565 Colorado Boulevard, Los Angeles, California 90039 on or before November 29, 1999. The Board of Directors will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 2000 proxy solicitation materials.

  From time to time, stockholders of the Company submit proposals which they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. In accordance with the Company's Bylaws, any such proposal or nomination submitted other than pursuant to Exchange Act Rule 14a-8 must be submitted in writing to the Secretary of the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date of mailing of the proxy statement for the preceding year's annual meeting of stockholders. This submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the proponent's ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary should be contacted in writing at the address set forth in the preceding paragraph to make any submission or to obtain additional information as to the proper form and content of submissions.

                                 OTHER MATTERS

  After the deadline for inclusion of stockholder proposals in the Company's proxy statement established by Rule 14a-8 under the Exchange Act, two stockholders have delivered notices to the Secretary of the Company regarding proposed business for the 1999 Annual Meeting. LaSalle Financial Partners, L.P. has submitted a nomination of Mr. Peter T. Kross for election to the Board of Directors and has proposed certain amendments to the Company's Bylaws. Financial Institution Partners, L.P., Financial Institution Partners II, L.P., Hancock Park Acquisition, L.P., Western Acquisition Partners, L.P., Hovde Capital, Inc., Hovde Capital, L.L.C., Hancock Park Acquisition, L.L.C., Western Acquisitions, L.L.C. and Pacific Financial Investors, Ltd. (collectively, the "Hovde Group") have submitted a nomination of Mr. Eric D. Hovde for election to the Board of Directors and have also proposed certain amendments to the Company's Bylaws. The Hovde Group subsequently delivered a notice to the Company's Secretary withdrawing its proposal to amend the Company's Bylaws. If properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote against the proposals and against the nominations.

  At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

                             FINANCIAL INFORMATION

  Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.


                                  By Order of the Board of Directors,

                                  /s/ PETER W. SHEIL
                                  Peter W. Sheil
                                  Corporate Secretary


Los Angeles, California
April 2, 1999


  PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

  If you have any questions, or have any difficulty voting your shares, please contact the Company by calling (818) 549-3116.

                                REVOCABLE PROXY

   THIS REVOCABLE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BANK PLUS CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS--APRIL 28, 1999

  The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders of Bank Plus Corporation (the "Company"), dated April 2, 1998, and the related Proxy Statement, and revoking all prior proxies, appoints and constitutes James E. Stutz and Godfrey B. Evans, or either of them, each with full power of substitution, as the lawful proxies and agents to represent the undersigned and vote, in the name, place and stead of the undersigned, all of the shares of the Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 4565 Colorado Boulevard, Los Angeles, California on Wednesday, April 28, 1999, at 11:00 a.m., local time, or any adjournments or postponements thereof, for the following matters and in the manner designated below:

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.
                                             ---

                                     Mark Here For
                                     Address Change
                                     and Note on Reverse [__]
                                                             -----------
                                                             SEE REVERSE
                                                                SIDE
                                                             -----------
                  (Continued and to be signed on other side)

[X]  Please mark your
     votes as in this
     example.


This revocable proxy is solicited by the Board of Directors and, if not otherwise directed, it will be voted for the nominees listed below.

1. Election of      For all        AUTHORITY WITHHELD       Nominees: Victor H. Indiek and
   Directors:       nominees     (to vote all nominees)               Robert W. Medearis
                      [_]                 [_]

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

----------------------

                                        IMPORTANT--PLEASE SIGN, DATE AND RETURN
                                        THIS PROXY PROMPTLY IN THE ENCLOSED EN-
                                        VELOPE, WHICH REQUIRES NO POSTAGE IF
                                        MAILED IN THE UNITED STATES.






Signature(s):__________ Date:__________ Signature(s):__________ Date:_________
NOTE: (Please sign EXACTLY as name appears on this card. Joint Owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should give FULL title. This proxy shall be valid and may be voted regardless of the form of signature, however.)